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                                                                    EXHIBIT 12.1

                         HOST MARRIOTT CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (IN MILLIONS, EXCEPT RATIO AMOUNTS)

                                               FIRST
                                           TWO QUARTERS      FISCAL YEAR
                                           ------------- ----------------------
                                            1998   1997  1997  1996  1995  1994
                                           ------ ------ ----  ----  ----  ----
Income from operations before income tax-
 es......................................  $  163 $   32 $ 83  $ (8) $(75) $(16)
Add (deduct):
Fixed charges............................     197    157  378   283   206   184
  Capitalized interest...................     --     --    (1)   (3)   (5)  (10)
  Amortization of capitalized interest...       3    --     5     7     6     8
  Net gains (losses) related to certain
   50% or less owned affiliate...........       2      1   (1)    1     2     5
  Minority interest......................      30     24   32     6     2     1
                                           ------ ------ ----  ----  ----  ----
Adjusted earnings........................  $  395 $  214 $496  $286  $136  $172
                                           ====== ====== ====  ====  ====  ====
Fixed charges:
  Interest on indebtedness and amortiza-
   tion of deferred financing costs .....    $162   $122 $302  $237  $178  $165
  Preferred stock dividends..............      17     17   37     3   --    --
  Portion of rents representative of the
   interest factor.......................      18     18   39    33    17    11
  Debt service guarantee interest expense
   of unconsolidated affiliates..........     --     --   --     10    11     8
                                           ------ ------ ----  ----  ----  ----
    Total fixed charges..................  $  197 $  157 $378  $283  $206  $184
                                           ====== ====== ====  ====  ====  ====
Ratio of earnings to fixed charges.......    2.00   1.36 1.31  1.01   --    --
                                           ====== ====== ====  ====  ====  ====
Deficiency of earnings to fixed charges..     --     --   --    --   $(70) $(12)
                                           ====== ====== ====  ====  ====  ====
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